Exhibit 10.2

Bridge Loan Agreement
This Bridge Loan Agreement (“Agreement”), dated as of June 23, 2010, is between Bank of America, N.A. (the “Bank”) and MCA Enterprises Brandon, Inc. (the “Borrower”).
1. THE LOAN
1.1 Loan Amount and Purpose. Subject to the terms and conditions set forth in this Agreement, the Bank agrees to advance up to Nine Hundred Twenty Thousand and 00/100 Dollars ($920,000.00) (the “Bridge Loan”) to be used by the Borrower to finance a portion of the cost of purchasing the real property located at 2055 Badlands Drive, Brandon, Florida 33511 (the “Property”). The Bridge Loan will be repaid with the proceeds of debentures (the “Debentures”) guaranteed by the U.S. Small Business Administration (“SBA”) pursuant to a Section 504 Authorization for Debenture Guaranty issued by the SBA on April 1, 2010 (the “SBA Loan Authorization”). The balance of the long term financing required in connection with the purchase of the Property is being provided by the Bank with a real estate loan (the “Real Estate Loan”) under the terms of a Real Estate Loan Agreement (the “Real Estate Loan Agreement”) dated as of the same date as this Agreement.
1.2 Availability Period. The Bridge Loan is available in one or more disbursements from the Bank between the date of this Agreement and April 23, 2011 unless the Borrower is in default (the “Expiration Date’’).
1.3 Repayment Terms.
(a)	The Borrower will pay interest on July 23, 2010 and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement.
(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this Agreement no later than the Expiration Date.
(c)	The Borrower may prepay principal in full or in part at any time without the payment of a prepayment fee or premium.
1.4 Interest Rate.
(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus 3.000 percentage point(s).
(b)
The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

2. FEES AND EXPENSES
2.1 Fees.
(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of Four Thousand Six Hundred and 00/100 Dollars ($4,600.00). This fee is due on or before the date the Bridge Loan is disbursed.
(b)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2 Expenses. The Borrower agrees to pay all costs and expenses incurred by the Bank in connection with making the Bridge Loan. Such costs and expenses include, but are not limited to, charges for title insurance, recording and escrow charges, appraisal fees, fees for environmental services, and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Bank’s employees or by independent contractors.
2.3 Reimbursement Costs.
(a)
The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)
The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the real property collateral securing the Agreement, at such intervals as the Bank may reasonably require. The appraisals may be performed by employees of the Bank or by independent appraisers.

3. COLLATERAL
3.1 Real Property.
(a)
All obligations of the Borrower under this Agreement will be secured by a Mortgage (the “Real Estate Security Instrument”) executed by the Borrower covering the Property. The Bank’s lien created under the Real Estate Security Instrument will be junior to the lien on the Property which secures the Real Estate Loan provided by the Bank.

4. DISBURSEMENT AND PAYMENTS
4.1 Disbursements and Payments.
(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

(d)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)
Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.
4.2 Direct Debit with ACH Debit.
(a)
The Borrower agrees that on the Due Date the Bank will debit the deposit account with the Depository listed below (the “Designated Account”) owned by the Borrower. A voided copy of a check on the Designated Account has been, or will be, provided to the Bank.

DEPOSITORY NAME: Charter One Bank
City, State and Zip Code: Southfield, MI, 48034
Routing Number: 241070417
Deposit Account Number: 45155-52189
(b)	Debits made by ACH shall be subject to the operating rules of the National Automated Clearing House Association, as in effect from time to time.
(c)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank.
4.3 Banking Day. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
4.4 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

4.5 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
5. CONDITIONS TO DISBURSEMENT
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
5.1 The Real Estate Loan Agreement. The Real Estate Loan Agreement, duly executed by all parties thereto.
5.2 Guaranties. Guaranties signed by AMC Wings, Inc. (“AMC Wings, Inc.”), Diversified Restaurant Holdings, Inc. (“Diversified Restaurant Holdings, Inc. “), Thomas M. Ansley, (“Thomas M. Ansley”) and AMC Group, Inc. (“AMC Group, Inc.”).
5.3 Real Estate Security Instrument. Signed and acknowledged original Real Estate Security Instrument encumbering the Property.
5.4 Title Insurance. An ALTA lender’s title insurance policy from a title company acceptable to the Bank, for at least Nine Hundred Twenty Thousand and 00/100 Dollars ($920,000.00), insuring the Bank’s interest in the Property, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.
5.5 SBA Loan Authorization. A copy of the SBA Loan Authorization, duly executed by all parties thereto.
5.6 Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the Bridge Loan proceeds.
5.7 Real Estate Loan Conditions. Satisfaction of all conditions for disbursement of the Real Estate Loan, as set forth in the Real Estate Loan Agreement. The Bank may make disbursements of the Real Estate Loan and the Bridge Loan in such order as the Bank may elect in its sole discretion.
6. REPRESENTATIONS AND WARRANTIES
The Borrower promises that each representation and warranty set forth in the Real Estate Loan Agreement is true, accurate and correct as of the date of this Agreement. Each request for disbursement of the Bridge Loan will be deemed to be a reaffirmation of each and every representation and warranty made by the Borrower under the Real Estate Loan Agreement.
7. COVENANTS OF BORROWER
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
7.1 Use of Proceeds; Compliance with SBA Loan Authorization. To use the Bridge Loan proceeds, in combination with the Real Estate Loan, for the purpose of financing the acquisition of the Property, as specifically authorized by, and in compliance with, the SBA Loan Authorization and the applicable SBA rules and regulations.
7.2 Compliance with Real Estate Loan Agreement. To comply with each of the covenants set forth in the Covenants section of the Real Estate Loan Agreement.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

8. DEFAULT AND REMEDIES
8.1 Events of Default. The Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events of default:
(a)	Failure to Pay. The Borrower fails to make a payment under this Agreement when due.
(b)	Default under Real Estate Loan Agreement. Any default occurs under and as defined in the Real Estate Loan Agreement.
8.2 Remedies. If any of the events of default set forth above occurs, the Bank may do one or more of the following without prior notice: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make disbursements of Bridge Loan funds under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, including, without limitation, the Real Estate Loan Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy” in the Real Estate Loan Agreement with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
9. ENFORCING THIS AGREEMENT; MISCELLANEOUS
9.1 GAAP. Except, as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied or another basis acceptable to the Bank.
9.2 Governing Law. This Agreement is governed by Florida law.
9.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.
9.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.
(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise, written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation. the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
9.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. To the extent permitted by law, as used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

9.7 Individual Liability. If any Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.
9.8 Joint and Several Liability. If two or more Borrowers sign this Agreement, each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.
9.9 Set-Off.
(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

9.10 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
9.11 Conflict with SBA Loan Authorization. In the event of any conflict between the terms of this Agreement or any related agreements required by this Agreement and those of the SBA Loan Authorization or the applicable SBA rules and regulations, the terms, conditions, and provisions of the SBA Loan Authorization or the SBA rules and regulations shall prevail, but only to the extent that, at the time of determination, such terms, conditions, and provisions of the SBA Loan authorization or the SBA rules and regulations are applicable to the loan provided under this Agreement.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

9.12 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
9.13 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
9.14 Headings. Article and paragraph headings are for reference only and shall not effect the interpretation or meaning of any provision of this Agreement.
9.15 Counterparts. This Agreement may be executed in as many Counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
9.16 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.
9.17 Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

This Agreement is executed as of the date stated at the top of the first page.

Bank: Bank of America, N.A.
By:	/s/ Wendy L. Strickland-Busby
Authorized Officer

Borrower: MCA Enterprises Brandon, Inc.
By:	/s/ T. Michael Ansley
Thomas M. Ansley, President

By:	/s/ Jason Curtis
Jason Curtis, Secretary

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:

Bank of America, N.A.	MCA Enterprises Brandon, Inc.
Doc Retention — GCF	21751 W 11 Mile Rd. Ste 208
CT2-515-BB-03	Southfield, MI 48076-0000
70 Batterson Park Road
Farmington, CT 06032
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
(1) USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.
Ref# 1000367221 — MCA Enterprises Brandon Inc.
Bridge Loan Agreement